Exhibit 99.1

FOR IMMEDIATE RELEASE:

NEWS

November 3, 2003	NASDAQ-EVOL

EVOLVING SYSTEMS ACQUIRES CMS COMMUNICATIONS
IN AN ALL STOCK TRANSACTION

Privately-Held CMS Brings Strong Product, Technology and Customer Synergies;
Transaction Will Be a Model for Acquisitive Growth Plan

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a provider of innovative software solutions for operations and systems integration to many of the largest communications companies in the U.S., today announced it has acquired privately-held CMS Communications, Inc. of Columbus, Ohio for 732,773 shares of Evolving Systems common stock. The number of shares was determined by taking an average of the closing price for the ten trading days ended October 29, 2003, which valued the transaction at approximately $10,475,000.

CMS is a profitable, growing provider of network management operations support software for major telecommunications carriers.  Founded in 2001 by John Cullen, its president, CMS has completed four product acquisitions during the past five quarters and adds to Evolving Systems’ portfolio a blend of revenue producing products used by tier one carriers, and software components that Evolving Systems will offer to its customers as part of its solutions business model.  During the fourth quarter of 2003, Cullen will focus on integration activity related to the combination.  Thereafter, he is expected to take responsibility for formalizing and advancing the M&A portion of Evolving Systems’ growth strategy.

George Hallenbeck, chairman and CEO of Evolving Systems, said the acquisition is expected to be accretive and add solid profitability and revenue in 2004.  CMS’s 2003 annual results are expected to include profitability on approximately $4 million in revenue.

“CMS Communications is an ideal fit for Evolving Systems,” Hallenbeck said.  “In addition to adding complementary products and sharing many common customers, CMS brings a bright and creative group of individuals who work on complex tier one telco solutions, have strong M&A experience and share our vision for solid performance and growth.  We believe that CMS’s network management products will fit our solutions business model well and provide us with additional opportunities to provide our tier one customers with solutions that meet their needs exactly at the lowest possible price.”

Hallenbeck continued, “Fifteen months ago we announced our plan to restructure and rebuild Evolving Systems into a company that could achieve profitable growth.  Our core wireless and wireline number portability and number conservation solutions continue as strong contributors to our success.  With this acquisition, we intend to begin our growth phase, in which M&A activity is expected to play an important role.  This acquisition is the first example of the M&A aspect of this strategy.  We plan to fully integrate the CMS team and CMS products into Evolving Systems’ solutions business model before the end of Q1 2004.”

CMS helps tier one service providers maximize their network’s performance by automating key network management functions and providing convenient access to vital network operations data.  Proven in some of the most complex carrier-class networks in the world, CMS products are used to improve network efficiencies and the service delivery process.  CMS’s customers include three of the four ILECs.

John Cullen, president of CMS, said, “We are delighted to be joining the Evolving Systems team and are pleased to share a common philosophy of financial discipline that is an important component for the Company’s growth plans.  We are also enthusiastic about the immediate and longer term synergies that come from our combined customer base, products and expertise.”

Evolving Systems will release historical financial information for CMS as soon as an audit of CMS is completed. For more information on the Evolving Systems acquisition of CMS and the Company’s growth plans, please plan to participate in the Company’s previously scheduled Q3 earnings call on November 4, 2003.  The call-in numbers are 1-800-240-5318 for domestic toll free and 303-262-2075 for Denver and international.  The conference I.D. number is 557517.  A telephone replay will be available through November 18, 2003 and can be accessed by calling 1-800-405-2236 or 303-590-3000, passcode 557517#.

To access a live webcast of the call, please visit Evolving Systems’ web site at www.evolving.com.  A replay of the webcast will be accessible at that web site through February 4, 2004.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ: EVOL) provides innovative software solutions for operations and systems integration to many of the largest communications companies in the U.S.  The Company provides local number portability solutions, offers software products that enable carriers to comply with the FCC’s number conservation mandates intended to extend the life of the North American Numbering Plan, and offers solutions in the area of network management for monitoring and capacity planning.  The Company’s ServiceXpress™ methodology and offering is used to accelerate development and integration efforts.  Evolving Systems’ unique competence as an integration and solutions provider for both operations support systems (OSS) and network solutions positions the Company to accelerate the automation and availability of tomorrow’s services for today’s tier one carriers and application service providers.  For additional information visit www.evolving.com.

About CMS Communications

CMS Communications provides profit-enhancing network operations support system solutions to the telecommunications industry.  Deployed on many of the largest networks in the U.S., the company’s solutions are being used by Incumbent Local Exchange Carriers (ILECs), Competitive Local Exchange Carriers (CLEC) and Interexchange Carriers (IXCs) to improve network efficiency and service quality.  With full support for circuit-switched equipment, CMS Communications is helping service providers extend the value of their assets and meet customer needs while supporting the migration to next generation technologies.  For more information on CMS Communications, please visit www.cms-c.com.

CAUTIONARY STATEMENT: This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, the Company’s statements about growth and future profitability; the expectation that the CMS acquisition will be accretive; CMS’s 2003 results; the Company’s future M&A plans; the expected synergies between CMS and the Company; statements about when the companies’ businesses will be integrated; customer acceptance of the announced acquisition; the impact of the acquisition on the Company’s business; and plans relating to Mr. Cullen’s future role in the Company are forward-looking statements.  Readers should not place undue reliance on these forward-looking statements.  Actual results could differ materially because of the timing of delivery under the Company’s contracts; FCC decisions concerning number portability; internal budgeting changes of customers; unexpected costs and delays in, or failure to meet, project milestones; the impact of competition, and the general state of the telecommunications industry.

For a more extensive discussion of the Company’s business, please refer to the Company’s Form 10-K filed with the SEC on March 28, 2003 as well as subsequently filed Form 10-Q and 8-K reports.

CONTACTS:

Investor Relations	Public Relations
Jay Pfeiffer	Johanna Erickson
Pfeiffer High Public Relations, Inc.	Ogilvy Public Relations Worldwide
303-393-7044	303-634-2609
jay@pfeifferhigh.com	johanna.erickson@ogilvypr.com